Exhibit 99.1

Golden State Water Company Announces Notice of Redemption of Notes

SAN DIMAS, Calif.--(BUSINESS WIRE)--April 15, 2011--Golden State Water Company (“GSWC”), a subsidiary of American States Water Company (NYSE: AWR), today announced that it has issued a notice of redemption of its 7.65% Medium-Term Notes, Series B, due 2025.

The Notes will be redeemed at a price of 101.913% of the outstanding principal amount of the Notes, plus accrued and unpaid interest to the redemption date. The redemption date is May 5, 2011. GSWC intends to finance this redemption using a portion of the net proceeds of the issuance of its 6.00% Notes due 2041, which were issued on April 14, 2011.

This announcement does not constitute an offer to buy or sell or the solicitation of an offer to sell or buy any securities in any jurisdiction.

This press release contains forward-looking statements of future expectations. Actual results might differ materially from those projected because of factors such as those identified in reports GSWC has filed with the Securities and Exchange Commission.

Golden State Water Company provides water service to approximately 1 out of 36 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 256,000 customers). The Company also distributes electricity to over 23,000 customers in the Big Bear recreational area of California.

CONTACT:
Golden State Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer
and Secretary
Telephone: (909) 394-3600, ext. 707